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                                                                    Exhibit 10.6

                                     RELEASE

         WHEREAS, Dr. Nikhil Sinha ("Executive") is an employee of eFunds Corporation, a Delaware corporation (the "Company");

         WHEREAS, Executive's employment with the Company has been terminated effective as of May 31, 2002 (the "Separation Date");

         WHEREAS, Executive and the Company have previously entered into that certain Executive Transition Assistance Agreement, dated as of December 31, 2001 (the "Transition Agreement"), pursuant to which the Company has agreed to make certain payments to Executive following the termination of his or her employment; and

         WHEREAS, it is a condition to the Company's obligation to make the payments provided for in the Transition Agreement that Executive execute, deliver and not rescind this Release.

         NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, Executive and the Company hereby agree as follows:

         1.       Release.

                  (a) As consideration for the promises of the Company contained in the Transition Agreement, Executive, for himself and his successors and assigns, hereby fully and completely releases and waives any and all claims, complaints, rights, causes of action or demands of whatever kind, whether known or unknown or suspected to exist by Executive (collectively, "Claims") which he has or may have against the Company and any company controlling, controlled by or under common control with the Company (collectively with the Company, the "Controlled Group") and their respective predecessors, successors and assigns and all officers, directors, shareholders, employees and agents of those persons and companies ("the Released Parties") arising out of or related to any actions, conduct, promises, statements, decisions or events occurring prior to or on the Separation Date (the "Released Matters"), including, without limitation, any Claims based on or arising out of Executive's employment with the Controlled Group and the cessation of that employment; provided, however, that such release shall not operate to relieve the members of the Controlled Group of any obligation to indemnify Executive against any Claims brought against Executive by any third party by reason of Executive's status as an officer or employee of the Controlled Group. As an essential inducement to Executive to enter into this Agreement, and as consideration for the promises of Executive contained herein, the Company, for itself and its successors, assigns and affiliates hereby fully and completely releases and waives any and all Claims which it or they have or may have against Executive arising out of or related to the Released Matters; provided, however, that such release shall not operate to relieve Executive from any obligation to reimburse the members of the Controlled Group for any disbursements (such as travel and entertainment expenses) improperly charged by Executive to such Group. Executive and the Company each further agree that they will not, and will cause their affiliates not to, institute any legal proceedings against the persons released by them in respect of any Claim nor will they authorize any other party, whether governmental or otherwise, to seek individual remedies on their behalf with respect to any Claim. Executive and the Company agree that, by signing this Release, neither party is waiving any Claim arising after the Separation Date or under the Transition Agreement.

                  (b) Executive's release of Claims is intended to extend to and include Claims of any kind arising Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. Sections 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Sections 12101 et seq., the Delaware Discrimination in Employment Act, Del. Code Ann. Tit. 19, Sections 710-718, the Delaware Handicapped Persons Employment Protections Act, Del. Code Ann. Tit. 19, Sections 720-728 and any other federal, state or local statute, Executive Order or ordinance prohibiting employment discrimination or otherwise relating to employment, as well as any claim for breach of contract, wrongful

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discharge, breach of any express or implied promise, misrepresentation, fraud, retaliation, violation of public policy, infliction of emotional distress, defamation, promissory estoppel, equitable estoppel, invasion of privacy or any other theory, whether legal or equitable.

                  (c) Executive has been informed of Executive's right to revoke this Release insofar as it extends to potential claims under the Age Discrimination in Employment Act by informing the Company of Executive's intent to revoke this Agreement within seven (7) calendar days following the execution of this Release by Executive. Executive has further been informed and understands that any such rescission must be in writing and hand-delivered to the Company or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

                                    eFunds Corporation
                                    Gainey Ranch Center II
                                    8501 N. Scottsdale Road
                                    Suite 300
                                    Scottsdale, AZ  85253
                                    Attention:  General Counsel

The Company and Executive agree that if Executive exercises Executive's right of rescission, under this Section (c), the Company's obligations under Section 1 of the Transition Agreement shall be null and void.

         2.       Miscellaneous.

                  (a) Executive may not assign or delegate any of Executive's rights or obligations in respect of this agreement and any attempted assignment or delegation shall be void and of no effect. This agreement is binding upon and enforceable by the Company and the other members of the Controlled Group and their respective successors and assigns and inures to the benefit of Executive and Executive's, heirs and executors. This agreement is governed by the substantive laws of the State of Delaware, without regard to its conflicts of law rules.

                  (b) The failure of a party to insist upon strict compliance with any of the terms, conditions or covenants expressed in this Agreement shall not be deemed a waiver of such term, condition or covenant, or any other term, condition or covenant, nor shall any waiver or relinquishment of any right or power under this Agreement on one or more times be deemed a waiver or relinquishment of such right or power or any other right or power at any other time or times.

                  (c) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  (d) This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

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         IN WITNESS WHEREOF, the Company and Executive have hereunto set their hands to this Release as of the dates set forth below.

                                                 eFUNDS CORPORATION



         Dated:  June 12, 2002                   By:  /s/ Colleen Adstedt
                                                      -------------------------
                                                 Its    SVP, HR and Admin

         Dated:                                        /s/ Nikhil Sinha
                                                       ------------------------



         STATE OF Texas)

         County of Travis)



         Subscribed and sworn before me
         this 11th day of June, 2002

         /s/ Wendy L. Weigman                                          seal
         -----------------------------------
         Notary Public, State of Texas
         My Commission expires: May 8, 2004